Schedule A

to the Operating Services Agreement

between the Direxion Shares ETF Trust and Rafferty Asset Management, LLC

NON-LEVERAGED FUNDS

Direxion NASDAQ-100® Equal Weighted Index ETF	0.05%

COMMODITY-RELATED FUND

Direxion Auspice Broad Commodity Strategy ETF	0.20%

RETURN STACKER FUND

Direxion U.S. 500 Plus ETF	0.15%

Last Revised: August 19, 2026